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                                                                    EXHIBIT 4.7




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                      SECOND AMENDMENT TO CREDIT AGREEMENT
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       This Second Amendment to Credit Agreement is executed as of this 11th day of June, 1995, between Chemi-Trol Chemical Co., an Ohio corporation ("Borrower"), and The Fifth Third Bank of Northwestern Ohio, N.A. ("Bank").

       The parties executed a Credit Agreement dated as of April 1, 1994 (the "Credit Agreement"), whereby Bank agreed to make Revolving Loans to Borrower up to an amount of Twelve Million Dollars ($12,000,000.00) through April 30, 1995, and an Amendment to Credit Agreement dated as of May 1, 1995 (the "First Amendment") which extended the Termination Date of the Credit Agreement and amended other terms of the Credit Agreement. Capitalized terms defined in the Credit Agreement shall have the same meaning when used therein.

       NOW, THEREFORE, in consideration of the parties agreement to amend the Credit Agreement, the premises and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Credit Agreement as follows:

       1. Section 2.1 of the Credit Agreement is hereby amended to provide that the aggregate unpaid principal amount of the Revolving Loans shall at no time exceed Twelve Million Dollars ($12,000,000.00).

       2. Section 2.4 of the Credit Agreement is hereby amended to provide that on or before April 30, 1996, Borrower shall have the right to convert up to a maximum principal amount of Six Million Dollars ($6,000,000.00) of the Revolving Loans to Term Loans.

       Except as specifically amended herein, all terms and provisions of the Credit Agreement shall remain in full force and effect through the extended Termination Date of April 30, 1996. Borrower hereby reaffirms the security agreement, financing statements and other security agreement, financing statements and other security documents previously executed by it in connection with the Credit Agreement and acknowledges that such documents remain in full force and effect as security for repayment of the Revolving Loans as the same may be amended hereby.

Executed as of the date first written above.

CHEMI-TROL CHEMICAL CO.                     FIFTH THIRD BANK OF
                                            NORTHWESTERN OHIO, N.A.

By: /S/ ARTHUR F. DOUST                     By: /S/ JEFFREY SHRADER
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By: /S/ ROBERT W. WOOLF
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